UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2026

QuantumScape Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39345	85-0796578
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1730 Technology Drive
San Jose, California		95110
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 408 452-2000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	QS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 29, 2026, Geoffrey Ribar was appointed to the Board of Directors (the “Board”) of QuantumScape Corporation (the “Company”), to serve as a director with a term of office expiring at the Company’s next annual meeting of stockholders. No committee appointments for Mr. Ribar have been made at this time.

Mr. Ribar is a veteran finance and technology executive with more than four decades of experience across the semiconductor and broader technology sectors. Mr. Ribar serves on the boards of MACOM Technology Solutions Holdings, Inc. (NASDAQ: MTSI), a leading supplier of semiconductor products, since 2017, Everspin Technologies, Inc. (NASDAQ: MRAM), a semiconductor company specializing in Magnetoresistive RAM (MRAM) technologies, since 2018, and Acacia Research Corporation (NASDAQ: ACTG), an acquirer and operator of businesses across the industrial, energy, and technology sectors, since 2023. Over the course of his career, he has held senior financial leadership roles at numerous public and private companies, including serving as Chief Financial Officer of Cadence Design Systems, Inc., Telegent Systems, Inc., Matrix Semiconductor, Inc. and NVIDIA Corporation. Mr. Ribar holds a B.S. in Chemistry and an M.B.A. from the University of Michigan.

In accordance with the Company’s Amended and Restated Outside Director Compensation Policy (the “Director Compensation Policy”), Mr. Ribar is eligible to participate in the Company’s standard compensation arrangements for non-employee directors which consists of cash and equity compensation for service on the Board. Pursuant to the Director Compensation Policy, Mr. Ribar will receive $80,000 in annual cash compensation for service on the Board. Mr. Ribar was granted an initial equity award of 29,878 restricted stock units, which will vest one-twelfth quarterly over three years starting May 15, 2026, subject to Mr. Ribar’s continued service through each vesting date in accordance with the Director Compensation Policy, and a pro-rated annual equity award of 6,224 restricted stock units, which will vest in full on the earlier of the one-year anniversary of the grant date or the day before the Company's next annual meeting of stockholders, subject to Mr. Ribar’s continued service through such vesting date in accordance with the Director Compensation Policy.

There are no arrangements or understandings between Mr. Ribar and any other persons pursuant to which Mr. Ribar was appointed a director of the Company. There are no family relationships between each of Mr. Ribar and any other director or executive officer of the Company.

The Company will enter into its standard form of indemnification agreement with Mr. Ribar, a copy of which is filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on December 2, 2020. Other than the indemnification agreement, Mr. Ribar does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed.

The foregoing description of the terms of the Director Compensation Policy does not purport to be complete and is qualified in its entirety by reference to the full text of the Director Compensation Policy, a copy of which is filed as Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QuantumScape Corporation

Date:	January 30, 2026	By:	/s/ Michael McCarthy
Name: Michael McCarthy Title: Chief Legal Officer and Head of Corporate Development